Exhibit 99.1

FOR IMMEDIATE RELEASE

PRESS

RELEASE

NRG Energy, Inc. Announces Closing of Senior Notes Offering and Early Tender Results for Its Cash Tender Offer for Any and All of Its Outstanding 8.50% Senior Notes Due 2019 and 7.625% Senior Notes Due 2019

PRINCETON, NJ; April 21, 2014—NRG Energy, Inc. (NYSE: NRG), today announced the early tender results of its previously announced tender offer to purchase any and all of $298,548,000 in aggregate principal amount of its outstanding 8.50% senior notes due 2019 (the “8.50% Notes”) and $708,522,000 in aggregate principal amount of its outstanding 7.625% senior notes due 2019 (the “7.625% Notes” and, together with the 8.50% Notes, the “2019 Notes”) with the net proceeds from the issuance of the previously announced offering of $1,000 million in aggregate principal amount of 6.25% senior notes due 2024, together with cash on hand. The tender offer includes a concurrent consent solicitation respecting indenture amendments that would significantly modify and remove certain restrictive covenants in the indentures governing the 2019 Notes.  The table below sets forth the results of the tender offer and consent solicitation, according to information provided by the depositary, as of the early tender and consent deadline of 5:00 p.m., New York City time, on April 17, 2014.

Title of Notes	Aggregate Principal Amount Outstanding	Amount of Notes Tendered	Approximate Percentage of Notes Tendered and Consented
8.50% Senior Notes due 2019	$298,548,000	$73,665,000	24.67%
7.625% Senior Notes due 2019	$708,522,000	$337,044,000	47.57%

On April 21, 2014, NRG will accept for purchase and pay for all such 2019 Notes validly tendered and not validly withdrawn at or prior to the early tender and consent deadline.

Holders tendering after the early tender and consent date have until 11:59 p.m., New York City time, on May 1, 2014 (the “Expiration Date”) to tender their notes and deliver consents pursuant to the tender offer. Holders who validly tender additional notes and deliver consents after the early tender and consent date and before the Expiration Date will receive the applicable tender offer consideration listed above, which does not include the Consent Payment.

The withdrawal and revocation deadline was 5:00 p.m., New York City time on April 17, 2014.  As a result, validly tendered notes and validly delivered consents may no longer be withdrawn or revoked.

NRG intends to redeem any 2019 Notes that remain outstanding after the consummation of the tender offer in accordance with the terms of the indenture.

Requests for documents relating to the tender offer and consent solicitation may be directed to Global Bondholder Services Corporation, the Information Agent, at (866) 488-1500 (Toll-Free) or (212) 430-3774 (Collect).  Citigroup Global Markets Inc. is acting as Dealer Manager and Solicitation Agent for the tender offer and the consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to Citigroup Global Markets Inc. at 390 Greenwich Street, 1st Floor, New York, New York 10013, Attn: Liability Management Group, (800) 558-3745 (U.S. Toll-Free) or (212) 723-6106 (Collect).

The complete terms and conditions of the tender offer and the consent solicitation are described in the Offers to Purchase and Consent Solicitation Statements, dated April 4, 2014, copies of which may be obtained at no charge from Global Bondholder Services Corporation.  The Company reserves the right to amend the terms of the tender offer and consent solicitation or to extend the Expiration Date for the tender offer, in its sole discretion, at any time.

None of the Company, its board of directors, the Dealer Manager, the Information Agent, or the trustee with respect to the 2019 Notes is making any recommendation as to whether holders of the 2019 Notes should tender any 2019 Notes in response to any of the tender offer or grant consents in the consent solicitation.  Holders must make their own decision as to whether to tender any of their 2019 Notes or grant consents to the proposed amendments and, if so, the principal amount of 2019 Notes to tender or with which to grant consents.

This press release is for informational purposes only and is not an offer to buy, nor the solicitation of an offer to sell or a solicitation of consents with respect to, any of the 2019 Notes.  The tender offer and consent solicitation are being made solely by the Company’s Offers to Purchase and Consent Solicitation Statements, dated April 4, 2014.  The full details of the tender offer and consent solicitation, including complete instructions on how to tender 2019 Notes and deliver separate consents, are included in the Offers to Purchase and Consent Solicitation Statements.  Holders of the 2019 Notes are strongly encouraged to carefully read the Offers to Purchase and Consent Solicitation Statements because they contain important information.

NRG Energy, Inc., a Fortune 500 company headquartered in Princeton, New Jersey, and Houston, Texas, owns and operates one of the country’s largest and most diverse power generation portfolios and serves nearly 3 million retail electricity customers.

Forward-Looking Statements

This communication contains forward-looking statements that may state NRG’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally.

The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the SEC at www.sec.gov.

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Contacts:

Media:	Investors:
Karen Cleeve	Chad Plotkin
609.524.4608	609.524.4526

David Knox	Daniel Keyes
832.357.5730	609.524.4527